Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Sets Fiscal Q4 and Full-Year Revenue Records
-- Commvault ends fiscal year strong, overachieves on fourth quarter revenue expectations --
-- Record quarterly software revenue of $84.7 million and total revenue of $172.9 million --
-- Q4 Software revenue up 10% sequentially and 15% year over year --
-- The move to the cloud continues to be major catalyst for growth --

Fourth Quarter and Fiscal 2017 Highlights Include:

	Fourth Quarter	Fiscal 2017
GAAP Results:
Revenues	$172.9 million	$650.5 million
Income from Operations (EBIT)	$2.3 million	$0.2 million
EBIT Margin	1.3%	0.0%
Diluted Earnings Per Share	$0.07	$0.01

Non-GAAP Results:
Income from Operations (EBIT)	$21.7 million	$75.9 million
EBIT Margin	12.5%	11.7%
Diluted Earnings Per Share	$0.29	$1.03

TINTON FALLS, N.J. – May 3, 2017 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2017.

N. Robert Hammer, Commvault's Chairman, President and CEO stated, “We concluded our fiscal year with continued business momentum and reported strong financial performance highlighted by record quarterly software revenue of $84.7 million, representing growth of 15% over the prior year quarter and 10% sequentially. All geographic regions contributed to year over year software revenue growth as we continue to expand our new and existing enterprise customer footprint on a global basis.  We believe that we have clearly established a leadership position for modern data management software for larger enterprises to and from the cloud, in the cloud, and cloud to cloud; in hybrid environments; on premises; and in mobile environments.  We continue to see good growth from our stand-alone solution sets driven by virtual, edge and archive.  Better execution from our sales teams as a result of improved sales leadership, structure and staffing, combined with our industry-leading software and services, continue to give us increased confidence as we move into fiscal 2018.  Finally, we remained opportunistic during the fourth fiscal quarter, repurchasing an additional $25 million of our common stock bringing our full year fiscal 2017 share repurchases to $50 million.”

Total revenues for the fourth quarter of fiscal 2017 were $172.9 million, an increase of 8% year-over-year, an increase of 4% sequentially and an increase of 10% on a year-over-year constant currency basis. Software revenue in the fourth quarter of fiscal 2017 was $84.7 million, an increase of 15% year-over-year, an increase of 10% sequentially and an increase of 18% on a year-over-year constant currency basis. Services revenue in the fourth quarter of fiscal 2017 was $88.2 million, an increase of 2% year-over-year, flat sequentially and an increase of 3% on a year-over-year constant currency basis.

For the full fiscal year, total revenues were $650.5 million, an increase of 9% from fiscal 2016. On a constant currency basis, total revenues for the full fiscal year increased 11% over fiscal 2016. Software revenue for the full fiscal year was $296.4 million, an increase of 15% from fiscal 2016. On a constant currency basis, software revenue for the full fiscal year increased 17%. Services revenue for the full fiscal year was $354.1 million, an increase of 5% from fiscal 2016. On a constant currency basis, services revenue for the full fiscal year increased 7%.

On a GAAP basis, income from operations (EBIT) decreased to $2.3 million for the fourth quarter compared to $9.3 million in the same period of the prior year. Non-GAAP income from operations (EBIT) decreased to $21.7 million in the fourth quarter of fiscal 2017 compared to $26.2 million in the fourth quarter of the prior year.

On a GAAP basis, income from operations (EBIT) for the full fiscal year was $0.2 million. Non-GAAP income from operations (EBIT) increased 13% to $75.9 million in fiscal 2017 compared to $67.3 million in fiscal 2016.

For the fourth quarter of fiscal 2017, Commvault reported net income of $3.2 million. Non-GAAP net income for the quarter decreased to $13.7 million, or $0.29 per diluted share, from $16.6 million, or $0.36 per diluted share, in the same period of the prior year.

For the full fiscal year, Commvault reported net income of $0.5 million. Non-GAAP net income for the full fiscal year increased to $48.0 million, or $1.03 per diluted share, from $42.4 million, or $0.91 per diluted share, in fiscal 2016.

Operating cash flow totaled $29.0 million for the fourth quarter of fiscal 2017 which compared to $37.2 million in the fourth quarter of fiscal 2016. For the full fiscal year, operating cash flow was $100.0 million, compared to $84.4 million for fiscal 2016. Total cash and short-term investments were $450.2 million as of March 31, 2017 compared to $387.2 million as of March 31, 2016. During the fiscal fourth quarter, Commvault repurchased $25.0 million of our common stock (0.5 million shares) bringing our fiscal 2017 total repurchases to $50.0 million (1.0 million shares). As of May 3, 2017, there is $125.0 million available under the share repurchase program that currently expires on March 31, 2018. We made no borrowings against our line of credit during fiscal 2017.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard. Commvault has early adopted ASC 606 as of April 1, 2017, the fiscal year 2018, using the full retrospective method. As a result, Tables V, VI and VII included in this press release includes recast financial information for fiscal 2016 and fiscal 2017.

Recent Business Highlights:

•
On March 8, 2017, Commvault announced it was partnering with Pure Storage and Cisco to help customers enable business critical applications to perform faster, run more efficiently and increase availability through the integration of Commvault’s Data Platform for FlashStack, a converged infrastructure solution offered by the two partners. Leveraging Commvault’s proven IntelliSnap technology with purpose-built, all flash storage from Pure Storage and with Cisco’s Unified Computing System (Cisco UCS) creates an ideal replacement over traditional data management and protection tools that are unable to scale and support critical enterprise applications and databases like Oracle, VMware, SAP, and Microsoft SQL and Exchange, whether physical or virtual.

•
On March 7, 2017, in a nod to Commvault’s growing partner ecosystem, CRN®, a brand of The Channel Company, named Ralph Nimergood, Commvault Vice President, Worldwide Channels and Alliances, to its exclusive 2017 list of the 50 Most Influential Channel Chiefs. This marks the third year in a row that Nimergood has been recognized as a CRN Channel Chief, and the second consecutive year that Nimergood has been recognized as one of CRN’s 50 Most Influential Channel Chiefs. In calendar year 2016, Commvault grew its business through the VAR community at a double digit rate. Cloud growth was particularly strong and a key component of the company’s revenue, with more than 90 percent of all enterprise deals involving cloud.

•
On February 28, 2017, Commvault announced that Australia’s biggest property data provider was leveraging Commvault Software to drive the company’s digital business model into the cloud. CoreLogic is the leading property and data analytics provider in Australia and New Zealand, and is transforming how it manages 600 data sources and a one-petabyte-per-day customers data workloads, and modernizing its 40-year-old data infrastructure. CoreLogic’s disaster recovery strategy will be provided as a service on Commvault’s Data Platform, releasing resources into higher-value areas of its customer’s business and accelerating the shift from rigid tape backups to more agile processes.

•
On February 21, 2017, at HIMMS17, the healthcare industry’s preeminent conference and exhibition, Commvault announced accelerating demand for its Commvault Data Platform with strong adoption among healthcare providers and organizations since the formation of its healthcare solutions group. At the conference, the company highlighted healthcare customers that are delivering higher quality, lower cost care by better protecting, controlling and extracting value from their EHR, imaging, financial and other enterprise data. Commvault also announced new partnerships with CloudWave and Harmony Healthcare IT, a technical achievement with TeraRecon, and a new IDC white paper on how healthcare organizations can use holistic data management to create a competitive advantage.

•
On January 23, 2017, Commvault launched new reference architectures for Amazon Web Services (AWS), to provide enterprises with guidance on how the Commvault Data Platform can help organizations optimize their use of the AWS Cloud for backup, archive and recovery. Commvault also announced that existing customers can apply their licenses to applications enabled through AWS Marketplace. Additionally, customers will have the ability to easily direct data storage to specific AWS services - such as Amazon Simple Storage Service (Amazon S3), Amazon S3 Standard - Infrequent Access (Amazon S3-IA) and Amazon Glacier. The use of the Commvault Data Platform with the AWS Cloud delivers a powerful unified platform that simplifies data management wherever data is -- on-premises, the AWS Cloud, or mobile -- while reducing costs and risks.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2017 and fiscal 2016.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages. Estimated cash taxes to be paid for 2017 and 2016 are expected to be approximately $5 million. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over the next few years, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2017 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2018. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 3, 2017, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial (844) 742-4247 (domestic) or (661) 378-9470 (international). Investors can also access the audio version of the conference call by visiting www.commvault.com. The live webcast, which will include slides that will be discussed as part of Commvault’s prepared remarks on the early adoption of ASC 606 effective April 1, 2017, can be accessed at http://edge.media-server.com/m/p/abpeg6xt or under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2017 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Revenues:
Software	$84,705	$73,344	$296,421	$258,793
Services	88,226	86,221	354,097	336,333
Total revenues	172,931	159,565	650,518	595,126
Cost of revenues:
Software	739	790	3,045	2,385
Services	20,635	20,007	82,147	80,327
Total cost of revenues	21,374	20,797	85,192	82,712
Gross margin	151,557	138,768	565,326	512,414
Operating expenses:
Sales and marketing	102,063	89,652	387,975	352,669
Research and development	22,867	18,411	83,543	69,287
General and administrative	22,082	19,131	84,944	78,848
Depreciation and amortization	2,253	2,275	8,635	9,611
Total operating expenses	149,265	129,469	565,097	510,415
Income from operations	2,292	9,299	229	1,999
Interest expense	(233)	(241)	(957)	(933)
Interest income	320	275	1,163	862
Equity in loss of affiliate	(414)	(83)	(958)	(83)
Income (loss) before income taxes	1,965	9,250	(523)	1,845
Income tax expense (benefit)	(1,223)	3,456	(1,063)	1,709
Net income	$3,188	$5,794	$540	$136
Net income per common share:
Basic	$0.07	$0.13	$0.01	$0.00
Diluted	$0.07	$0.13	$0.01	$0.00
Weighted average common shares outstanding:
Basic	44,868	44,615	44,700	45,159
Diluted	46,627	45,787	46,621	46,489

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$329,491	$288,107
Short-term investments	120,693	99,072
Trade accounts receivable, net	132,761	113,429
Prepaid expenses and other current assets	15,791	16,769
Total current assets	598,736	517,377

Deferred tax assets, net	61,018	49,976
Property and equipment, net	132,319	135,904
Equity method investment	3,621	4,579
Other assets	7,273	6,737
Total assets	$802,967	$714,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$117	$309
Accrued liabilities	78,701	69,678
Deferred software revenue	2,793	1,578
Deferred services revenue	203,984	193,399
Total current liabilities	285,595	264,964

Deferred revenue, less current portion	70,803	49,889
Other liabilities	3,934	3,452

Total stockholders’ equity	442,635	396,268
Total liabilities and stockholders’ equity	$802,967	$714,573

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Cash flows from operating activities
Net income	$3,188	$5,794	$540	$136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,659	2,670	10,232	11,179
Noncash stock-based compensation	18,775	16,680	73,928	64,196
Excess tax benefits from stock-based compensation	(1,466)	(401)	(6,242)	(6,664)
Deferred income taxes	(2,971)	(1,452)	(11,045)	(9,332)
Equity in loss of affiliate	414	83	958	83
Changes in operating assets and liabilities:
Trade accounts receivable	(16,031)	1,693	(21,493)	3,879
Other current assets and Other assets	(1,115)	395	(55)	2,843
Accounts payable	(31)	171	(190)	(454)
Accrued liabilities	4,230	(2,048)	15,088	1,972
Deferred revenue	21,055	13,333	37,988	16,317
Other liabilities	278	261	330	258
Net cash provided by operating activities	28,985	37,179	100,039	84,413
Cash flows from investing activities
Purchase of short-term investments	(2,395)	(26,836)	(96,306)	(99,071)
Proceeds from maturity of short-term investments	2,449	12,474	74,685	49,935
Purchase of equity method investment	—	(86)	—	(4,662)
Purchases for corporate campus headquarters	—	—	—	(2,111)
Purchase of property and equipment	(1,939)	(1,273)	(6,424)	(6,280)
Net cash used in investing activities	(1,885)	(15,721)	(28,045)	(62,189)
Cash flows from financing activities
Repurchase of common stock	(25,001)	(56,897)	(49,998)	(91,477)
Proceeds from stock-based compensation plans	7,050	5,065	21,321	14,843
Excess tax benefits from stock-based compensation	1,466	401	6,242	6,664
Net cash used in financing activities	(16,485)	(51,431)	(22,435)	(69,970)
Effects of exchange rate — changes in cash	2,464	1,684	(8,175)	(1,820)
Net increase (decrease) in cash and cash equivalents	13,079	(28,289)	41,384	(49,566)
Cash and cash equivalents at beginning of period	316,412	316,396	288,107	337,673
Cash and cash equivalents at end of period	$329,491	$288,107	$329,491	$288,107

Table IV

Commvault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$2,292	$9,299	$229	$1,999
Noncash stock-based compensation (1)	18,775	16,680	73,928	64,196
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	602	261	1,790	1,151
Non-GAAP income from operations	$21,669	$26,240	$75,947	$67,346

GAAP net income	$3,188	$5,794	$540	$136
Noncash stock-based compensation (1)	18,775	16,680	73,928	64,196
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	602	261	1,790	1,151
Equity in loss of affiliate (3)	414	83	958	83
Non-GAAP provision for income taxes adjustment (4)	(9,273)	(6,265)	(29,240)	(23,182)
Non-GAAP net income	$13,706	$16,553	$47,976	$42,384

Diluted weighted average shares outstanding	46,627	45,787	46,621	46,489
Non-GAAP diluted net income per share	$0.29	$0.36	$1.03	$0.91

	Three months ended March 31, 2017		Year Ended March 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP software revenue reconciliation
GAAP software revenue	$84,705	$84,705	$296,421
Adjustment for currency impact	(262)	1,882	5,393
Non-GAAP software revenue on a constant currency basis (5)	$84,443	$86,587	$301,814

	Three months ended March 31, 2017		Year Ended March 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$88,226	$88,226	$354,097
Adjustment for currency impact	46	1,008	4,115
Non-GAAP services revenue on a constant currency basis (5)	$88,272	$89,234	$358,212

	Three months ended March 31, 2017		Year Ended March 31, 2017
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$172,931	$172,931	$650,518
Adjustment for currency impact	(216)	2,890	9,508
Non-GAAP total revenues on a constant currency basis (5)	$172,715	$175,821	$660,026

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$28,985	$37,179	$100,039	$84,413
Purchase of property and equipment	(1,939)	(1,273)	(6,424)	(6,280)
Non-GAAP free cash flow	$27,046	$35,906	$93,615	$78,133

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Cost of services revenue	$1,030	$848	$3,925	$3,106
Sales and marketing	8,944	7,546	34,005	28,557
Research and development	1,963	1,834	7,335	6,722
General and administrative	6,838	6,452	28,663	25,811
Stock-based compensation expense	$18,775	$16,680	$73,928	$64,196

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2017 and fiscal 2016.

(5)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period during fiscal 2017. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the table above.

Table V
Commvault Systems, Inc.
Recast for Adoption of ASC 606
Consolidated Condensed Statements of Income Measures
(In thousands)
(Unaudited)

	Three Months Ended				Year Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	March 31, 2016
Revenues:
Software	$54,741	$57,672	$74,000	$71,678	$258,091
Services	81,983	83,450	84,289	85,954	335,676
Total revenues	136,724	141,122	158,289	157,632	593,767
Total cost of revenues	20,547	20,939	20,429	20,797	82,712
Gross margin	116,177	120,183	137,860	136,835	511,055
Total operating expenses	124,451	123,859	130,111	128,524	506,945
Income (loss) from operations	$(8,274)	$(3,676)	$7,749	$8,311	$4,110

Non-GAAP Adjustments
Non-cash stock-based compensation	15,221	15,068	17,227	16,680	64,196
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	319	341	230	261	1,151
Non-GAAP income from operations	$7,266	$11,733	$25,206	$25,252	$69,457

	Three Months Ended				Year Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Revenues:
Software	$63,413	$70,405	$78,655	$78,195	$290,668
Services	88,361	89,033	88,406	88,537	354,337
Total revenues	151,774	159,438	167,061	166,732	645,005
Total cost of revenues	20,995	21,657	21,166	21,374	85,192
Gross margin	130,779	137,781	145,895	145,358	559,813
Total operating expenses	134,007	137,839	142,053	147,156	561,055
Income (loss) from operations	$(3,228)	$(58)	$3,842	$(1,798)	$(1,242)

Non-GAAP Adjustments
Non-cash stock-based compensation	17,340	18,703	19,110	18,775	73,928
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	216	250	722	602	1,790
Non-GAAP income from operations	$14,328	$18,895	$23,674	$17,579	$74,476

	Three Months Ended				Year Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Software revenue growth - year over year	16%	22%	6%	9%	13%
Total revenue growth - year over year	11%	13%	6%	6%	9%
EBIT Margin	(2.1)%	(0.0)%	2.3%	(1.1)%	(0.2)%
Non-GAAP EBIT Margin	9.4%	11.9%	14.2%	10.5%	11.5%

Net income (loss) per common share:
Basic	$(0.06)	$(0.00)	$0.04	$0.00	$(0.01)
Diluted	$(0.06)	$(0.00)	$0.04	$0.00	$(0.01)
Non-GAAP net income per common share:
Basic	$0.20	$0.27	$0.33	$0.25	$1.05
Diluted	$0.20	$0.26	$0.32	$0.24	$1.01

Table VI

Commvault Systems, Inc.
Reconciliation of as Reported to as Recast for Adoption of ASC 606
Consolidated Condensed Statements of Income Measures
(In thousands)
(Unaudited)

	Year Ended March 31, 2017
	As Reported	Adjustments		Recast for Adoption of ASC 606
Revenues:
Software	$296,421	$(5,753)	(1)	$290,668
Services	354,097	240		354,337
Total revenues	650,518	(5,513)		645,005
Total cost of revenues	85,192	—		85,192
Gross margin	565,326	(5,513)		559,813
Total operating expenses	565,097	(4,042)	(2)	561,055
Income (loss) from operations	$229	$(1,471)		$(1,242)

Non-GAAP Adjustments
Non-cash stock-based compensation	73,928	—		73,928
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	1,790	—		1,790
Non-GAAP income from operations	$75,947	$(1,471)		$74,476

(1) Adjustments to Software Revenue
Perpetual software license adjustments, net	(2,839)
Subscription-based software revenue adjustments, net	(1,200)
Amounts previously recorded as operating expenses	(1,714)
Total	$(5,753)
(2) Adjustments to the Sales and Marketing Expense
Impact of deferred commissions cost, net	(2,328)
Amounts previously recorded as operating expenses	(1,714)
Total	$(4,042)

Table VI (Continued)

Commvault Systems, Inc.
Reconciliation of as Reported to as Recast for Adoption of ASC 606
Consolidated Condensed Statements of Income Measures
(In thousands)
(Unaudited)

	Year Ended March 31, 2016
	As Reported	Adjustments		Recast for Adoption of ASC 606
Revenues:
Software	$258,793	$(702)	(1)	$258,091
Services	336,333	(657)		335,676
Total revenues	595,126	(1,359)		593,767
Total cost of revenues	82,712	—		82,712
Gross margin	512,414	(1,359)		511,055
Total operating expenses	510,415	(3,470)	(2)	506,945
Income from operations	$1,999	$2,111		$4,110

Non-GAAP Adjustments
Non-cash stock-based compensation	64,196	—		64,196
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	1,151	—		1,151
Non-GAAP income from operations	$67,346	$2,111		$69,457

(1) Adjustments to Software Revenue
Perpetual software license adjustments, net	2,362
Subscription-based software revenue adjustments, net	(1,228)
Amounts previously recorded as operating expenses	(1,836)
Total	$(702)
(2) Adjustments to the Sales and Marketing Expense
Impact of deferred commissions cost, net	(1,634)
Amounts previously recorded as operating expenses	(1,836)
Total	$(3,470)

Table VII

Commvault Systems, Inc.
Reconciliation of as Reported to as Recast for Adoption of ASC 606
Consolidated Condensed Balance Sheet Measures
(In thousands)
(Unaudited)

	March 31, 2017
	As Reported	Adjustments	Recast for Adoption of ASC 606
Current assets:
Trade accounts receivable	$132,761	$1,789	$134,550
Unbilled receivables	$—	$1,211	$1,211
Total current assets	$598,736	$3,000	$601,736
Deferred commissions	$—	$30,378	$30,378
Deferred tax assets, net	$61,018	$(10,790)	$50,228
Total assets	$802,967	$22,588	$825,555
Current Liabilities:
Deferred revenue	$206,777	$(2,001)	$204,776
Total current liabilities	$285,595	$(2,001)	$283,594
Other liabilities	$3,934	$292	$4,226
Accumulated deficit	$(239,974)	$24,297	$(215,677)
Total stockholders’ equity	$442,635	$24,297	$466,932
Total liabilities and stockholders’ equity	$802,967	$22,588	$825,555